Exhibit 99.1

The Goldman Sachs Group, Inc.  |  200 West Street  |  New York, New York 10282

GOLDMAN SACHS REPORTS EARNINGS PER COMMON SHARE OF $12.14 FOR 2015; RMBS WORKING GROUP SETTLEMENT (1) REDUCED EARNINGS PER COMMON SHARE BY $6.53 FOURTH QUARTER EARNINGS PER COMMON SHARE WERE $1.27;
RMBS WORKING GROUP SETTLEMENT (1) REDUCED EARNINGS PER COMMON SHARE BY $3.41

NEW YORK, January 20, 2016 — The Goldman Sachs Group, Inc. (NYSE: GS) today reported net revenues of $33.82 billion and net earnings of $6.08 billion for the year ended December 31, 2015. Diluted earnings per common share were $12.14 compared with $17.07 for the year ended December 31, 2014. Return on average common shareholders’ equity (ROE) (2) was 7.4% for 2015. During 2015, the firm recorded provisions for the settlement with the RMBS Working Group (1) of $3.37 billion ($2.99 billion after-tax), which reduced diluted earnings per common share by $6.53 and ROE by 3.8 percentage points.

Fourth quarter net revenues were $7.27 billion and net earnings were $765 million. Diluted earnings per common share were $1.27 compared with $4.38 for the fourth quarter of 2014 and $2.90 for the third quarter of 2015. Annualized ROE (2) was 3.0% for the fourth quarter of 2015. During the fourth quarter of 2015, the firm recorded provisions for the settlement with the RMBS Working Group (1) of $1.80 billion ($1.54 billion after-tax), which reduced diluted earnings per common share by $3.41 and annualized ROE by 8.1 percentage points.

Annual Highlights

•

Goldman Sachs ranked first in worldwide announced and completed mergers and acquisitions for the year. During the year, the firm advised on completed transactions valued at more than $1 trillion. The firm also ranked first in worldwide equity and equity-related offerings and common stock offerings for the year. (3)

•	Investment Banking produced net revenues of $7.03 billion, its second highest annual performance, as net revenues in Financial Advisory were the highest since 2007.

•

Investment Management generated record net revenues of $6.21 billion, as assets under supervision (4) increased 6% from a year ago to a record $1.25 trillion, with strong net inflows in long-term assets under supervision of $71 billion (5) during 2015.

•	Book value per common share increased by 5% during the year to $171.03.

•

The firm maintained strong capital ratios and liquidity. As of December 31, 2015, the firm’s Common Equity Tier 1 ratio (6) as computed in accordance with the Standardized approach and the Basel III Advanced approach was 13.6% (7) and 12.4% (7), respectively. In addition, the firm’s global core liquid assets (4) were $199 billion (7) as of December 31, 2015.

“We are pleased that our diversified business mix allowed us to deliver solid results in a year characterized by uneven global economic activity,” said Lloyd C. Blankfein, Chairman and Chief Executive Officer. “Looking ahead, we believe our strong global client franchise leaves us well positioned to generate superior returns over the long term.”

Media Relations: Jake Siewert 212-902-5400	|	Investor Relations: Dane E. Holmes 212-902-0300

Net Revenues

Investment Banking

Full Year

Net revenues in Investment Banking were $7.03 billion for 2015, 9% higher than 2014. Net revenues in Financial Advisory were $3.47 billion, 40% higher than 2014, reflecting strong client activity, particularly in the United States. Industry-wide completed mergers and acquisitions increased significantly compared with the prior year. Net revenues in Underwriting were $3.56 billion, 11% lower compared with a strong 2014. Net revenues in debt underwriting were lower compared with 2014, reflecting significantly lower leveraged finance activity. Net revenues in equity underwriting were also lower, reflecting significantly lower net revenues from initial public offerings and convertible offerings, partially offset by significantly higher net revenues from secondary offerings. The firm’s investment banking transaction backlog increased compared with the end of 2014. (4)

Fourth Quarter

Net revenues in Investment Banking were $1.55 billion for the fourth quarter of 2015, 7% higher than the fourth quarter of 2014 and essentially unchanged compared with the third quarter of 2015. Net revenues in Financial Advisory were $879 million, 27% higher than the fourth quarter of 2014, reflecting an increase in client activity in the United States. Net revenues in Underwriting were $668 million, 11% lower than the fourth quarter of 2014, due to significantly lower net revenues in equity underwriting, reflecting lower client activity. This decrease was partially offset by higher net revenues in debt underwriting, reflecting higher net revenues from investment-grade activity. The firm’s investment banking transaction backlog increased compared with the end of the third quarter of 2015. (4)

Institutional Client Services

Full Year

Net revenues in Institutional Client Services were $15.15 billion for 2015, essentially unchanged compared with 2014.

Net revenues in Fixed Income, Currency and Commodities Client Execution were $7.32 billion for 2015, 13% lower than 2014. Excluding a gain of $168 million in 2014 related to the extinguishment of certain of the firm’s junior subordinated debt, net revenues in Fixed Income, Currency and Commodities Client Execution were 12% lower than 2014, reflecting significantly lower net revenues in mortgages, credit products and commodities. These decreases were partially offset by significantly higher net revenues in interest rate products and currencies. During 2015, Fixed Income, Currency and Commodities Client Execution operated in a challenging environment generally characterized by difficult market-making conditions, as well as low levels of client activity in mortgages and credit.

Net revenues in Equities were $7.83 billion for 2015, 16% higher than 2014. Excluding a gain of $121 million ($30 million and $91 million included in equities client execution and securities services, respectively) in 2014 related to the extinguishment of certain of the firm’s junior subordinated debt, net revenues in Equities were 18% higher than 2014, primarily due to significantly higher net revenues in equities client execution across the major regions, reflecting significantly higher results in both derivatives and cash products, and higher net revenues in securities services, reflecting the impact of higher average customer balances and improved securities lending spreads. Commissions and fees were essentially unchanged compared with 2014. During 2015, Equities operated in an environment generally characterized by improved client activity levels.

The fair value net gain attributable to the impact of changes in the firm’s credit spreads on borrowings was $255 million ($214 million and $41 million related to Fixed Income, Currency and Commodities Client Execution and equities client execution, respectively) for 2015, compared with a net gain of $144 million ($108 million and $36 million related to Fixed Income, Currency and Commodities Client Execution and equities client execution, respectively) for 2014.

Fourth Quarter

Net revenues in Institutional Client Services were $2.88 billion for the fourth quarter of 2015, 9% lower than the fourth quarter of 2014 and 10% lower than the third quarter of 2015.

Net revenues in Fixed Income, Currency and Commodities Client Execution were $1.12 billion for the fourth quarter of 2015, 8% lower than the fourth quarter of 2014, primarily due to significantly lower net revenues in commodities, partially offset by significantly higher net revenues in interest rate products. In addition, net revenues in mortgages and currencies were lower, while results in credit products improved compared with a weak fourth quarter of 2014. During the quarter, Fixed Income, Currency and Commodities Client Execution continued to operate in an environment characterized by low levels of client activity and difficult market-making conditions.

Net revenues in Equities were $1.76 billion for the fourth quarter of 2015, 9% lower than the fourth quarter of 2014, primarily reflecting significantly lower net revenues in equities client execution, due to significantly lower net revenues in cash products and lower net revenues in derivatives. In addition, commissions and fees were lower, reflecting lower volumes. These results were partially offset by significantly higher net revenues in securities services, primarily reflecting improved securities lending spreads. As compared with the third quarter of 2015, Equities operated in an environment generally characterized by an increase in global equity prices and lower client activity levels.

The fair value net loss attributable to the impact of changes in the firm’s credit spreads on borrowings was $68 million ($54 million and $14 million related to Fixed Income, Currency and Commodities Client Execution and equities client execution, respectively) for the fourth quarter of 2015, compared with a net gain of $82 million ($55 million and $27 million related to Fixed Income, Currency and Commodities Client Execution and equities client execution, respectively) for the fourth quarter of 2014.

Investing & Lending

Full Year

Net revenues in Investing & Lending (8) were $5.44 billion for 2015, 20% lower than 2014. This decrease was primarily due to lower net revenues from investments in equities, principally reflecting the sale of Metro International Trade Services in the fourth quarter of 2014 and lower net gains from investments in private equities, driven by corporate performance. In addition, net revenues in debt securities and loans were significantly lower, reflecting lower net gains from investments.

Fourth Quarter

Net revenues in Investing & Lending (8) were $1.30 billion for the fourth quarter of 2015, 15% lower than the fourth quarter of 2014 and 93% higher than the third quarter of 2015. The decrease compared with the fourth quarter of 2014 was primarily due to lower net revenues from investments in equities, driven by a significant decrease in net gains from investments in public equities. In addition, net revenues in debt securities and loans were lower compared with the fourth quarter of 2014, reflecting lower net revenues related to lending commitments to institutional clients.

Investment Management

Full Year

Net revenues in Investment Management were $6.21 billion for 2015, 3% higher than 2014, due to slightly higher management and other fees, primarily reflecting higher average assets under supervision, and higher transaction revenues. During 2015, total assets under supervision (4) increased $74 billion to $1.25 trillion. Long-term assets under supervision increased $51 billion, including net inflows of $71 billion (which includes $18 billion related to an acquisition), and net market depreciation of $20 billion, both primarily in fixed income and equity assets. In addition, liquidity products increased $23 billion.

Fourth Quarter

Net revenues in Investment Management were $1.55 billion for the fourth quarter of 2015, essentially unchanged compared with the fourth quarter of 2014 and 9% higher than the third quarter of 2015. Management and other fees were essentially unchanged compared with the fourth quarter of 2014, as the impact of higher average assets under supervision was offset by changes in the mix of assets under supervision. During the quarter, total assets under supervision (4) increased $64 billion to $1.25 trillion. Long-term assets under supervision increased $16 billion, including net inflows of $9 billion, spread across all asset classes, and net market appreciation of $7 billion, reflecting appreciation in equity assets. In addition, liquidity products increased $48 billion.

Expenses

Operating expenses were $25.04 billion for 2015, 13% higher than 2014.

Compensation and Benefits

Compensation and benefits expenses (including salaries, discretionary compensation, amortization of equity awards and other items such as benefits) were $12.68 billion for 2015, essentially unchanged compared with 2014. The ratio of compensation and benefits to net revenues for 2015 was 37.5% compared with 36.8% for 2014. Total staff increased 8% during 2015, primarily due to activity levels in certain businesses and continued investment in regulatory compliance.

Non-Compensation Expenses

Full Year

Non-compensation expenses were $12.36 billion for 2015, 30% higher than 2014, due to significantly higher net provisions for mortgage-related litigation and regulatory matters, which are included in other expenses. This increase was partially offset by lower depreciation and amortization expenses, primarily reflecting lower impairment charges related to consolidated investments, and a reduction in expenses related to the sale of Metro International Trade Services in the fourth quarter of 2014. Net provisions for litigation and regulatory proceedings for 2015 were $4.01 billion compared with $754 million for 2014 (both primarily comprised of net provisions for mortgage-related matters). 2015 included a $148 million charitable contribution to Goldman Sachs Gives. Compensation was reduced to fund this charitable contribution to Goldman Sachs Gives.

Fourth Quarter

Non-compensation expenses were $4.14 billion for the fourth quarter of 2015, 64% higher than the fourth quarter of 2014 and 68% higher than the third quarter of 2015. The increase compared with the fourth quarter of 2014 was due to significantly higher net provisions for mortgage-related litigation and regulatory matters, which are included in other expenses. This increase was partially offset by lower depreciation and amortization expenses, reflecting the impact of impairment charges related to consolidated investments in the fourth quarter of 2014.

Net provisions for litigation and regulatory proceedings for the fourth quarter of 2015 were $1.95 billion compared with $161 million for the fourth quarter of 2014 (both primarily comprised of net provisions for mortgage-related matters). The fourth quarter of 2015 included a $123 million charitable contribution to Goldman Sachs Gives.

Provision for Taxes

The effective income tax rate for 2015 was 30.7%, essentially unchanged compared with 31.0% for the first nine months of 2015 and down compared with 31.4% for 2014. The decline compared with 2014 reflected reductions related to a change in the mix of earnings, the impact of changes in tax law on deferred tax assets, settlements of tax audits and the determination that certain non-U.S. earnings would be permanently reinvested abroad, and an increase related to the impact of non-deductible provisions for mortgage-related litigation and regulatory matters.

Capital

•

As of December 31, 2015, total capital was $262.15 billion, consisting of $86.73 billion in total shareholders’ equity (common shareholders’ equity of $75.53 billion and preferred stock of $11.20 billion) and $175.42 billion in unsecured long-term borrowings.

•

The firm’s Standardized Common Equity Tier 1 ratio (6) reflecting the applicable transitional provisions was 13.6% (7) as of December 31, 2015, compared with 11.3% as of December 31, 2014 and 12.4% as of September 30, 2015.

•

The firm’s Basel III Advanced Common Equity Tier 1 ratio (6) reflecting the applicable transitional provisions was 12.4% (7) as of December 31, 2015, compared with 12.2% as of December 31, 2014 and 12.7% as of September 30, 2015.

•	The firm’s supplementary leverage ratio (4) on a fully phased-in basis was 5.9% (7) as of December 31, 2015, compared with 5.0% as of December 31, 2014 and 5.8% as of September 30, 2015.

•

On January 19, 2016, the Board of Directors of The Goldman Sachs Group, Inc. declared a dividend of $0.65 per common share to be paid on March 30, 2016 to common shareholders of record on March 2, 2016.

•

During the year, the firm repurchased 22.1 million shares of its common stock at an average cost per share of $189.41, for a total cost of $4.20 billion, including 8.9 million shares during the fourth quarter at an average cost per share of $186.14, for a total cost of $1.65 billion. (9)

•

Book value per common share was $171.03 and tangible book value per common share (10) was $161.64, both 5% higher compared with the end of 2014 and essentially unchanged compared with the end of the third quarter of 2015. Book value per common share and tangible book value per common share are based on common shares outstanding, including restricted stock units granted to employees with no future service requirements, of 441.6 million as of December 31, 2015.

Other Balance Sheet and Liquidity Metrics

•	Total assets were $861 billion (7) as of December 31, 2015, compared with $856 billion as of December 31, 2014 and $881 billion as of September 30, 2015.

•

The firm’s global core liquid assets (4) were $199 billion (7) as of December 31, 2015 and averaged $188 billion (7) for 2015, compared with an average of $180 billion for 2014. Global core liquid assets averaged $201 billion (7) for the fourth quarter of 2015, compared with an average of $193 billion for the third quarter of 2015.

•	Level 3 assets were $24 billion (7) as of December 31, 2015, compared with $36 billion as of December 31, 2014 and $27 billion as of September 30, 2015, and represented 2.8% of total assets.

The Goldman Sachs Group, Inc. is a leading global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. Founded in 1869, the firm is headquartered in New York and maintains offices in all major financial centers around the world.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts, but instead represent only the firm’s beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of the firm’s control. It is possible that the firm’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. For a discussion of some of the risks and important factors that could affect the firm’s future results and financial condition, see “Risk Factors” in Part I, Item 1A of the firm’s Annual Report on Form 10-K for the year ended December 31, 2014.

Information regarding the firm’s capital ratios, risk-weighted assets, supplementary leverage ratio, total assets, level 3 assets and global core liquid assets consists of preliminary estimates. These estimates are forward-looking statements and are subject to change, possibly materially, as the firm completes its financial statements.

Statements about the firm’s investment banking transaction backlog also may constitute forward-looking statements. Such statements are subject to the risk that the terms of these transactions may be modified or that they may not be completed at all; therefore, the net revenues, if any, that the firm actually earns from these transactions may differ, possibly materially, from those currently expected. Important factors that could result in a modification of the terms of a transaction or a transaction not being completed include, in the case of underwriting transactions, a decline or continued weakness in general economic conditions, outbreak of hostilities, volatility in the securities markets generally or an adverse development with respect to the issuer of the securities and, in the case of financial advisory transactions, a decline in the securities markets, an inability to obtain adequate financing, an adverse development with respect to a party to the transaction or a failure to obtain a required regulatory approval. For a discussion of other important factors that could adversely affect the firm’s investment banking transactions, see “Risk Factors” in Part I, Item 1A of the firm’s Annual Report on Form 10-K for the year ended December 31, 2014.

Conference Call

A conference call to discuss the firm’s results, outlook and related matters will be held at 9:30 am (ET). The call will be open to the public. Members of the public who would like to listen to the conference call should dial 1-888-281-7154 (in the U.S.) or 1-706-679-5627 (outside the U.S.). The number should be dialed at least 10 minutes prior to the start of the conference call. The conference call will also be accessible as an audio webcast through the Investor Relations section of the firm’s web site, www.goldmansachs.com/investor-relations. There is no charge to access the call. For those unable to listen to the live broadcast, a replay will be available on the firm’s web site or by dialing 1-855-859-2056 (in the U.S.) or 1-404-537-3406 (outside the U.S.) passcode number 1963192 beginning approximately three hours after the event. Please direct any questions regarding obtaining access to the conference call to Goldman Sachs Investor Relations, via e-mail, at gs-investor-relations@gs.com.

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES

SEGMENT NET REVENUES

(UNAUDITED)

$ in millions

	Year Ended		% Change From
	December 31, 2015	December 31, 2014	December 31, 2014
Investment Banking
Financial Advisory	$3,470	$2,474	40%

Equity underwriting	1,546	1,750	(12)
Debt underwriting	2,011	2,240	(10)

Total Underwriting	3,557	3,990	(11)

Total Investment Banking	7,027	6,464	9

Institutional Client Services
Fixed Income, Currency and Commodities Client Execution	7,322	8,461	(13)

Equities client execution	3,028	2,079	46
Commissions and fees	3,156	3,153	—
Securities services	1,645	1,504	9

Total Equities	7,829	6,736	16

Total Institutional Client Services	15,151	15,197	—

Investing & Lending
Equity securities	3,781	4,579	(17)
Debt securities and loans	1,655	2,246	(26)

Total Investing & Lending (8)	5,436	6,825	(20)

Investment Management
Management and other fees	4,887	4,800	2
Incentive fees	780	776	1
Transaction revenues	539	466	16

Total Investment Management	6,206	6,042	3

Total net revenues	$33,820	$34,528	(2)

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES

SEGMENT NET REVENUES

(UNAUDITED)

$ in millions

	Three Months Ended			% Change From
	December 31, 2015	September 30, 2015	December 31, 2014	September 30, 2015	December 31, 2014
Investment Banking
Financial Advisory	$879	$809	$692	9%	27%

Equity underwriting	228	190	342	20	(33)
Debt underwriting	440	557	406	(21)	8

Total Underwriting	668	747	748	(11)	(11)

Total Investment Banking	1,547	1,556	1,440	(1)	7

Institutional Client Services
Fixed Income, Currency and Commodities Client Execution	1,123	1,461	1,218	(23)	(8)

Equities client execution	562	555	751	1	(25)
Commissions and fees	763	818	829	(7)	(8)
Securities services	430	379	351	13	23

Total Equities	1,755	1,752	1,931	—	(9)

Total Institutional Client Services	2,878	3,213	3,149	(10)	(9)

Investing & Lending
Equity securities	997	370	1,167	169	(15)
Debt securities and loans	299	300	365	—	(18)

Total Investing & Lending (8)	1,296	670	1,532	93	(15)

Investment Management
Management and other fees	1,236	1,212	1,231	2	—
Incentive fees	190	73	200	160	(5)
Transaction revenues	126	137	136	(8)	(7)

Total Investment Management	1,552	1,422	1,567	9	(1)

Total net revenues	$7,273	$6,861	$7,688	6	(5)

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(UNAUDITED)

In millions, except per share amounts

	Year Ended		% Change From
	December 31, 2015	December 31, 2014	December 31, 2014
Revenues
Investment banking	$7,027	$6,464	9%
Investment management	5,868	5,748	2
Commissions and fees	3,320	3,316	—
Market making	9,523	8,365	14
Other principal transactions	5,018	6,588	(24)

Total non-interest revenues	30,756	30,481	1

Interest income	8,452	9,604	(12)
Interest expense	5,388	5,557	(3)

Net interest income	3,064	4,047	(24)

Net revenues, including net interest income	33,820	34,528	(2)

Operating expenses
Compensation and benefits	12,678	12,691	—

Brokerage, clearing, exchange and distribution fees	2,576	2,501	3
Market development	557	549	1
Communications and technology	806	779	3
Depreciation and amortization	991	1,337	(26)
Occupancy	772	827	(7)
Professional fees	963	902	7
Other expenses	5,699	2,585	120

Total non-compensation expenses	12,364	9,480	30

Total operating expenses	25,042	22,171	13

Pre-tax earnings	8,778	12,357	(29)
Provision for taxes	2,695	3,880	(31)

Net earnings	6,083	8,477	(28)

Preferred stock dividends	515	400	29

Net earnings applicable to common shareholders	$5,568	$8,077	(31)

Earnings per common share
Basic (11)	$12.35	$17.55	(30)%
Diluted	12.14	17.07	(29)

Average common shares outstanding
Basic	448.9	458.9	(2)
Diluted	458.6	473.2	(3)

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(UNAUDITED)

In millions, except per share amounts and total staff

	Three Months Ended			% Change From
	December 31, 2015	September 30, 2015	December 31, 2014	September 30, 2015	December 31, 2014
Revenues
Investment banking	$1,547	$1,556	$1,440	(1)%	7%
Investment management	1,468	1,331	1,486	10	(1)
Commissions and fees	803	859	875	(7)	(8)
Market making	1,559	1,730	1,454	(10)	7
Other principal transactions	1,196	543	1,472	120	(19)

Total non-interest revenues	6,573	6,019	6,727	9	(2)

Interest income	2,148	2,119	2,134	1	1
Interest expense	1,448	1,277	1,173	13	23

Net interest income	700	842	961	(17)	(27)

Net revenues, including net interest income	7,273	6,861	7,688	6	(5)

Operating expenses
Compensation and benefits	2,059	2,351	1,955	(12)	5

Brokerage, clearing, exchange and distribution fees	626	665	669	(6)	(6)
Market development	148	123	141	20	5
Communications and technology	205	200	203	3	1
Depreciation and amortization	285	222	352	28	(19)
Occupancy	200	182	200	10	—
Professional fees	249	253	246	(2)	1
Other expenses	2,429	819	712	197	N.M.

Total non-compensation expenses	4,142	2,464	2,523	68	64

Total operating expenses	6,201	4,815	4,478	29	38

Pre-tax earnings	1,072	2,046	3,210	(48)	(67)
Provision for taxes	307	620	1,044	(50)	(71)

Net earnings	765	1,426	2,166	(46)	(65)

Preferred stock dividends	191	96	134	99	43

Net earnings applicable to common shareholders	$574	$1,330	$2,032	(57)	(72)

Earnings per common share
Basic (11)	$1.28	$2.95	$4.50	(57)%	(72)%
Diluted	1.27	2.90	4.38	(56)	(71)

Average common shares outstanding
Basic	442.2	449.0	450.4	(2)	(2)
Diluted	451.9	458.6	463.4	(1)	(2)

Selected data at period-end
Total staff (employees, consultants and temporary staff)	36,800	36,900	34,000	—	8

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA

(UNAUDITED)

Average Daily VaR (4) $ in millions

	Three Months Ended				Year Ended
	December 31, 2015	September 30, 2015		December 31, 2014	December 31, 2015		December 31, 2014
Risk Categories
Interest rates	$45	$46		$41	$47		$51
Equity prices	27	26		22	26		26
Currency rates	33	28		24	30		19
Commodity prices	15	17		22	20		21
Diversification effect	(49)	(43)		(46)	(47)		(45)

Total	$71	$74		$63	$76		$72

Assets Under Supervision (AUS) (4) $ in billions

	As of				% Change From
	December 31, 2015	September 30, 2015		December 31, 2014	September 30, 2015		December 31, 2014
Asset Class
Alternative investments	$148	$146		$143	1%		3%
Equity	252	237		236	6		7
Fixed income	546	547		516	—		6

Long-term AUS	946	930		895	2		6

Liquidity products	306	258		283	19		8

Total AUS	$1,252	$1,188		$1,178	5		6

	Three Months Ended				Year Ended
	December 31, 2015	September 30, 2015		December 31, 2014	December 31, 2015		December 31, 2014
Balance, beginning of period	$1,188	$1,182		$1,150	$1,178		$1,042

Net inflows / (outflows)
Alternative investments	3	4		(1)	7		1
Equity	3	13		1	23		15
Fixed income	3	24		—	41		58

Long-term AUS net inflows / (outflows)	9	41	(5)	—	71	(5)	74

Liquidity products	48	(5)		28	23		37

Total AUS net inflows / (outflows)	57	36		28	94		111	(12)

Net market appreciation / (depreciation)	7	(30)		—	(20)		25

Balance, end of period	$1,252	$1,188		$1,178	$1,252		$1,178

Footnotes

(1)

On January 14, 2016, the firm announced an agreement in principle, subject to the negotiation of definitive documentation, to resolve the ongoing investigation of the Residential Mortgage-Backed Securities Working Group of the U.S. Financial Fraud Enforcement Task Force (RMBS Working Group). The agreement in principle will resolve actual and potential civil claims by the U.S. Department of Justice, the New York and Illinois Attorneys General, the National Credit Union Administration (as conservator for several failed credit unions) and the Federal Home Loan Banks of Chicago and Seattle, relating to the firm’s securitization, underwriting and sale of residential mortgage-backed securities from 2005 to 2007. For additional information, see the firm’s Form 8-K filed with the U.S. Securities and Exchange Commission on January 14, 2016.

(2)

ROE is computed by dividing net earnings (or annualized net earnings for annualized ROE) applicable to common shareholders by average monthly common shareholders’ equity. The table below presents the firm’s average common shareholders’ equity:

Average for the

Unaudited, $ in millions	Three Months Ended December 31, 2015	Year Ended December 31, 2015

Total shareholders’ equity	$87,184	$86,314
Preferred stock	(11,200)	(10,585)

Common shareholders’ equity	$75,984	$75,729

(3)	Rankings and transaction volumes per Thomson Reuters — January 1, 2015 through December 31, 2015.

(4)

For information about the firm’s investment banking transaction backlog, assets under supervision, supplementary leverage ratio, global core liquid assets and VaR, see “Results of Operations — Investment Banking,” “Results of Operations — Investment Management,” “Equity Capital Management and Regulatory Capital,” “Liquidity Risk Management” and “Market Risk Management,” respectively, in Part I, Item 2 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the firm’s Quarterly Report on Form 10-Q for the period ended September 30, 2015.

(5)

Includes $18 billion of fixed income, equity and alternative investments asset inflows in connection with the acquisition of Pacific Global Advisors’ solutions business for the three months ended September 30, 2015 and the year ended December 31, 2015.

(6)

The lower of the ratios computed in accordance with the Standardized approach and the Basel III Advanced approach is the binding regulatory capital ratio for the firm. As of December 31, 2015, Common Equity Tier 1 was $71.4 billion and the firm’s risk-weighted assets calculated in accordance with the Standardized Capital Rules and the Basel III Advanced Rules were approximately $524 billion and $578 billion, respectively, each reflecting the applicable transitional provisions. For information about the firm’s capital ratios, see “Equity Capital Management and Regulatory Capital” in Part I, Item 2 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the firm’s Quarterly Report on Form 10-Q for the period ended September 30, 2015.

(7)	Represents a preliminary estimate and may be revised in the firm’s Annual Report on Form 10-K for the year ended December 31, 2015.

(8)

Net revenues related to the firm’s consolidated investments, previously reported in other net revenues within Investing & Lending, are now reported in equity securities and debt securities and loans, as results from these activities ($126 million and $391 million for the three months and year ended December 31, 2015, respectively) are no longer significant principally due to the sale of Metro International Trade Services in the fourth quarter of 2014. Reclassifications have been made to previously reported amounts to conform to the current presentation.

(9)

The remaining share authorization under the firm’s existing repurchase program is 63.2 million shares as of December 31, 2015, which represents the shares that may be repurchased under the repurchase program approved by the Board of Directors. Prior to repurchasing shares, the firm must receive confirmation that the Federal Reserve Board does not object to such capital actions.

(10)

Tangible book value per common share is computed by dividing tangible common shareholders’ equity (total shareholders’ equity less preferred stock, goodwill and identifiable intangible assets) by common shares outstanding, including restricted stock units granted to employees with no future service requirements. Management believes that tangible common shareholders’ equity and tangible book value per common share are meaningful because they are measures that the firm and investors use to assess capital adequacy. Tangible common shareholders’ equity and tangible book value per common share are non-GAAP measures and may not be comparable to similar non-GAAP measures used by other companies. The table below presents a reconciliation of total shareholders’ equity to tangible common shareholders’ equity:

As of

Unaudited, $ in millions	December 31, 2015

Total shareholders’ equity	$86,728
Preferred stock	(11,200)

Common shareholders’ equity	75,528
Goodwill and identifiable intangible assets	(4,148)

Tangible common shareholders’ equity	$71,380

(11)

Unvested share-based awards that have non-forfeitable rights to dividends or dividend equivalents are treated as a separate class of securities in calculating earnings per common share. The impact of applying this methodology was a reduction in basic earnings per common share of $0.05 for both the years ended December 31, 2015 and December 31, 2014, and $0.02, $0.01 and $0.01 for the three months ended December 31, 2015, September 30, 2015 and December 31, 2014, respectively.

(12)

Includes $19 billion of fixed income asset inflows in connection with the acquisition of Deutsche Asset & Wealth Management’s stable value business and $6 billion of liquidity products inflows in connection with the acquisition of RBS Asset Management’s money market funds for the year ended December 31, 2014.